KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP      1800 Massachusetts Avenue, N.W.
                                                 Suite 200
                                                 Washington, DC  20036-1221
                                                 202.778.9000
                                                 Fax 202.778.9100
                                                 www.klng.com





                                  April 5, 2005



Lehman Brothers Reserve Liquidity Series
605 Third Avenue, Second Floor
New York, NY  10158-0180

Ladies and Gentlemen:

     We have acted as counsel to Lehman Brothers Reserve Liquidity Series, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Pre-Effective Amendment No. 1 to the Trust's Registration Statement on Form N-1A (File Nos. 333-122846; 811-21716) (the "Pre-Effective Amendment"), registering under the Securities Act of 1933, as amended (the "1933 Act") an indefinite number of shares of beneficial interest of the Lehman Brothers Reserve Liquidity Fund, Lehman Brothers Prime Reserve Money Fund, and Lehman Brothers U.S. Treasury Reserve Fund, each a series of the Trust, (the "Shares").

     You have requested our opinion as to the matters set forth below in connection with the filing of the Pre-Effective Amendment. For purposes of rendering that opinion, we have examined the Pre-Effective Amendment, the Trust Instrument and Bylaws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Shares to be issued pursuant to the Pre-Effective Amendment have been duly authorized for issuance by the Trust; and

Lehman Brothers Reserve Liquidity Series
April 5, 2005
Page 2


     2. When issued and paid for upon the terms provided in the Pre-Effective Amendment, the Shares to be issued pursuant to the Pre-Effective Amendment will be validly issued, fully paid and nonassessable.

     This opinion is rendered solely in connection with the filing of the Pre-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Pre-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Pre-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.



                                 Very truly yours,


                                 /s/Kirkpatrick & Lockhart Nicholson Graham LLP Kirkpatrick & Lockhart Nicholson Graham LLP